Exhibit 10.16

FORM OF MASTER AGREEMENT

TERMS & CONDITIONS FOR

NCR’S ACQUISITION OF

GOODS, LICENSES & SERVICES FROM TERADATA

FOR NCR’S INTERNAL END-USER BUSINESS-OPERATIONS USE ONLY

CUSTOMER NAME: NCR CORPORATION (“you” or “Customer” or “Buyer”)

VENDOR NAME: TERADATA US, INC. (“Vendor” or “Teradata”)

EFFECTIVE DATE:                             , 2007 (the “Effective Date”)

The terms of this Master Agreement, including any attachments to it and any amendments to it entered into by the parties, (“this Agreement”) apply to all goods, licenses and services (“Products”) ordered or acquired from Vendor (or its affiliates which agree in writing to be bound by the terms of this Agreement) during the Term of this Agreement and all Legacy Products (as defined herein) acquired by you (or by your affiliates, authorized lessors or authorized procurement or outsource providers which agree in writing to be bound by the terms of this Agreement) only for your and your affiliates’ internal end-user business-operations use, including access to and use by external partners, suppliers, dealers, affiliates, contractors and customers to support your and your affiliates’ business operations, (“Internal Use”). “Order-Specific Terms” for Products, such as Product identities, prices, discounts, quantities, dates, and any unique provisions which apply only to a particular order, will be set forth in the variable-content portions of each order entered into by the parties (such as your purchase order form, Vendor’s order form, an order addendum, an order exhibit, or a statement of work). The Order-Specific Terms, once entered into by the parties, together with the applicable terms of this Agreement, whether referenced in the order or not, constitute an “Order” under this Agreement. If there are any conflicts between the Order-Specific Terms and the provisions of this Agreement, then the provisions of this Agreement shall apply and take precedence over the conflicting provisions of the Order-Specific Terms with respect to that Order (i.e., if the parties wish to deviate from the provisions of this Agreement with respect to a particular Order or set of Orders or a particular Product or set of Products, then the parties will need to, separate and apart from the applicable Order-Specific Terms, enter into a written mutually-signed amendment to this Agreement which expressly provides that it is amending this Agreement and which expressly sets forth what the amended provisions are). Other than with respect to the Order-Specific Terms, provisions on your purchase order forms or on Vendor’s order forms (such as preprinted terms and conditions typically found on their reverse side) shall not apply and are superseded in their entirety by the provisions of this Agreement. This Agreement and Orders under it may be changed only by written agreement of the parties. This Agreement and any attachments to it become binding on the parties when signed by both of their authorized representatives.

CUSTOMER: NCR CORPORATION	VENDOR: TERADATA US, INC.

Signature:	Signature:

Printed Name:	Printed Name:

Title:	Title:

Date:	Date:

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1. Term. The “Term” of this Agreement runs from the Effective Date set forth on the front page of this Agreement until this Agreement is terminated. Either party may terminate this Agreement by providing the other with at least 30 days advance written notice. Termination will not end or change either party’s rights or duties which accrue during the Term or arise under Orders entered into during the Term of this Agreement.

2. Scope. Products provided under this Agreement are intended only for delivery to destinations in the country of your ship-to address set forth in the applicable Order, not for export, and only for Internal Use. If you or your affiliates wish to acquire Products for export or for resale, sublicensing, or operation of a service-bureau-type data center where the functionality and/or capabilities of the Products are sold by you as a standalone service offering for the benefit of and business operations of your customers, then you will need to enter into a separate agreement with Vendor which expressly permits such. For purposes of this Agreement, “affiliates” means entities which are more than 50%-owned by or more than 50%-owner of an entity signing this Agreement, and entities which are more than 50%-owned by another affiliate.

3. Product Definitions.

3.1 “Annuity Services” means Products which you are entitled to receive during a prepaid coverage period under an Order. Annuity Services include: “Maintenance” Services (e.g., annually-ordered and quarterly-billed maintenance and repair coverage for Equipment); “Software Maintenance and Support” Services (e.g., annually-ordered and quarterly-billed maintenance, fix, and support coverage for Software); and, “Subscription” (e.g., annually-ordered and quarterly-billed entitlement to receive copies of new updates and/or upgrades for specified Software beyond what is included within the scope of and price for Software Maintenance and Support Services).

3.2 “Deliverable” means a tangible item, including any electronic, computer-coded form of it: (a) which is defined as a Deliverable in a statement of work or other Order (e.g., a report or custom-created computer code), or is Product-related and provided to you by Vendor (e.g., documentation and user instructions for Equipment and Supplies); but (b) which does not meet the definition of Equipment, Software, Supplies or Diagnostic Tools under this Agreement.

3.3 “Equipment” means hardware, including peripherals and Parts.

3.4 “Legacy Products” means those Products listed in Attachment A to this Agreement which the parties hereby mutually agree you have acquired and deployed for Internal Use prior to the Effective Date of this Agreement or prior to the effective date of the spin-off of Vendor into an independent corporation, and which you shall have the fully paid-up, perpetual right to retain and use.

3.5 “Other Equipment” means Equipment which is not Teradata-Branded Equipment (defined below), which is manufactured or assembled by a third party supplier to that third party supplier’s specifications, and which is resold by Vendor with reference to the third party supplier’s name or brand in the Product name on the applicable Order(s)(e.g., “EMC”-branded disk arrays and “Sun/StorageTech”-branded back-up and recovery systems).

3.6 “Parts” means hardware component elements.

3.7 “Professional Services” means the subcategory of Services comprised of consulting, development, implementation, and like tasks performed under a statement of work (“SOW”) or other form of Order for Professional Services.

3.8 “Services” means work performed under an Order to install, maintain, support, fix, repair, modify, consult, implement, operate, design, develop, create, program, train, or perform other tasks.

3.9 “Software” means pre-written computer programs which are licensed or provided to you under an Order or which are provided to you in connection with Services; fixes, updates, upgrades, and enhancements to such programs to which you are entitled, licensed or provided under an Order; logical data models licensed or provided to you by Vendor under an Order; and, any documentation for these which Vendor provides to you.

3.10 “Supplies” means consumable items, such as paper, forms, storage media, print ribbons, ink cartridges, and batteries.

3.11 “Teradata-Branded Equipment” means Equipment which bears the “Teradata” name or logo on it and Equipment that is manufactured or assembled by or for Vendor to Vendor’s specifications, but such does not include Other Equipment (as defined above).

3.12 “Third Party Software/Deliverables” means Software and Deliverables which are not created by Vendor or are not created to Vendor’s specifications and which bear the logo or copyright notice of a third party supplier, which are expressly identified as being “open source” products or as being subject to “open source” licensing terms (e.g., LINUX), or which are resold by Vendor with reference to the third party supplier’s/source’s name or brand in the Product name on the applicable Order(s).

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4. Orders.

4.1 New Orders — You may provide Vendor with Order-Specific Terms acceptable to you in written or electronic form as signed or otherwise authenticated by you (e.g., a signed or electronically-validated purchase order form from you, an order placed through electronic data interchange (“EDI”) or secure web-based ordering site, or other form of purchase order which qualifies as having been “signed” or “authenticated” under the Uniform Commercial Code of the governing-law state)(an “Order Request”). Vendor will confirm or accept an Order Request, by providing you with an original or copy of it as signed or otherwise authenticated by Vendor, by other written or electronic communication confirming or accepting it, by performing in reliance upon it, or by making Delivery of the Products covered by it (“Order Acceptance”). Upon Order Acceptance, the Order Request shall constitute the sole written mutually-entered-into set of Order-Specific Terms for the Products covered by it. A facsimile, photocopy, electronic image, or print-out of an Order Request or of an acknowledgement of Order Acceptance will be considered equivalent to an original. Order Requests and Order Acceptances may be delivered in person or by mail, courier, facsimile, email, the worldwide web, EDI, electronic transmission, or other intermediary as selected by the initiating party or as mutually agreed upon by the parties.

4.2 Legacy Orders — Irrespective of any other provisions set forth in this Agreement, the parties agree that: the Order-Specific Terms for Legacy Products are and shall be as set forth in Attachment A; you shall be deemed to have fully paid for the Legacy Products (including for fully-paid-up Internal Use licenses to Software Legacy Products) as of the effective date of the spin-off of Vendor into an independent corporation from you; and, the date(s) of “Delivery” (as defined below) for Legacy Products shall be deemed to be and have been the applicable delivery date(s) set forth in Attachment A. To the extent, if any, that you wish to obtain Products, including without limitation Annuity Services coverage, Annuity Services renewals, or Professional Services for or related to Legacy Products, after the effective date of the spin-off of Vendor into an independent corporation from you, then you and Vendor will need to enter into mutually-acceptable new Orders for such at mutually-agreed-upon prices, as set forth in the immediately-preceding section of this Agreement and the Products to be provided under such new Orders shall not be considered to be Legacy Products.

5. Prices.

5.1 The pricing terms for Products are set out in Attachment C.

6. Delivery.

6.1 “Delivery” for shipped Products shall occur on an “FOB Destination (Point of Delivery) – Freight Prepaid and Added to Buyer’s Invoice” basis (i.e., upon delivery to Customer’s dock of the Products in undamaged condition).

6.2 “Delivery” for non-shipped Equipment, Software, Deliverables and Supplies occurs when the Products are tendered to you in undamaged condition (e.g., when they are hand delivered, or the earlier of when downloadable Products are (i) actually downloaded by you or (ii) fifteen (15) days after Vendor has made such fully available to you for downloading, including having provided you in writing with all instructions, links, web addresses and passwords necessary to allow you to download the Product).

6.3 “Delivery” for Services occurs when the Services are performed unless the applicable Order or SOW specifies otherwise. Services which are not within the scope of Annuity Services will be provided on a time-and-expenses basis unless the applicable Order or SOW specifies that such will be provided on a mutually agreed upon fixed-fee basis or some other mutually agreed upon fee basis. Annuity Services shall be deemed performed and delivered on a monthly prorated basis over the then-applicable periodic (e.g., annual) billing and coverage period.

6.4 Vendor will use commercially reasonable efforts to make Delivery of Products by the Delivery date(s), if any, set forth in an Order. Vendor will notify you immediately upon learning of any event which may result in any delay in the Delivery date. Vendor’s agreement to a specific Delivery date is conditioned on your Order Request being received within any lead-time and other requirements of which Vendor notifies you before Order Acceptance. If Vendor misses a firm Delivery date set forth in an Order and if your accepted Order Request meets Vendor’s lead-time requirements, then (except to the extent that you request or cause the delay) you may, upon written notice provided to Vendor before Delivery, cancel that Order without further obligation or liability by either party. Unless expressly otherwise set forth in the Order, pre-Delivery cancellation as set forth in this paragraph is the sole remedy for a missed Delivery date.

7. Title, Risk of Loss, License Commencement & Acceptance.

7.1 Title, Risk or Loss & License Commencement. Title to Equipment and Supplies passes upon their Delivery. At the time of title passage, title to Equipment and Supplies shall be free and clear of all liens and encumbrances, other than, to the extent applicable, purchase-money security interests/liens, if any, retained by Vendor under this Agreement or the applicable Order. Risk of loss for Equipment, Software, Supplies, and Deliverables passes upon their Delivery. Licenses to Software and Deliverables commence upon their Delivery.

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7.2 Acceptance. Unless the applicable Order or SOW specifies that other acceptance criteria/requirements apply to Products covered by that Order/SOW and what those criteria/requirements are (“Acceptance Procedures”), Product acceptance occurs upon their Delivery. If a Product is to be subject to any Acceptance Procedures, including acceptance testing, acceptance period, customer acceptance sign-off or other acceptance criteria, then such shall be specified in the applicable Order or SOW and the objective acceptance requirements, criteria and procedures regarding such shall be as indicated in the applicable Order or SOW or as otherwise agreed upon in writing. Once the Acceptance Procedures successfully have been fulfilled, then the Products shall be deemed to have been accepted and “Acceptance Procedures Achievement” shall be deemed to have occurred. If such a Product does not reach Acceptance Procedures Achievement in accordance with the applicable Acceptance Procedures, then you may, at your sole option and election, unless the applicable Order or SOW specifies another remedy, either: (i) accept such Product subject to Vendor's obligation to correct any nonconformities pursuant to applicable warranties and/or any Annuity Services coverage that you have in place for the Product; (ii) reject such Product by giving Vendor written notice of rejection and making it available for removal by Vendor, at Vendor’s sole cost, within fifteen (15) days after providing Vendor with the notice of rejection, in which case Vendor shall, within fifteen (15) days thereafter, refund to you any amounts paid by you to Vendor for the rejected Product and fully write-off and cancel any Vendor invoices to you for the rejected Product; upon Vendor re-taking possession of the rejected Product all risk of loss for the Product shall rest solely with Vendor; upon Vendor providing you with all such refunds, write-offs and cancellations of invoices for the rejected Product, clear title to the returned rejected Products shall rest solely with Vendor and all licenses to you for the rejected Product shall terminate; or (iii) agree with Vendor in writing to an extension of the time period for acceptance to be achieved; but, in such event and if the Product is not accepted in accordance with the applicable Acceptance Procedures within the extended time period, then you still may resort to either of the two options set forth above.

8. Licenses.

8.1 Vendor grants you a non-exclusive, perpetual, worldwide license to use Software and Deliverables for your Internal Use only.

8.2 Unless the applicable Order expressly provides otherwise, you may use Software and computer-coded Deliverables only on a processing unit of the Processing Capability so licensed, and, to the extent, if any, such is identified in the applicable Order as being applicable, for the number of nodes and/or TPERFs for which you originally license them, except that, in the case of Legacy Products, in no event will your authorized use be deemed to be more restrictive than your use of such Products as of the date of this Agreement; irrespective of the foregoing limitation, however, Vendor will, subject to the Migration Credits provisions of this Agreement, provide you with dollar-for-dollar migration credits for the license fees that you paid Vendor for such Software and/or computer-coded Deliverables when you wish to use a replacement of that Software and/or computer-coded Deliverable on replacement Equipment. You may make archival backup copies of Software and computer-coded Deliverables, but you may use the backup copies only for your Internal Use, only in lieu of the original, and only subject to the license rights and duties applicable to the original (i.e., except for testing and development purposes where you have a test-and-development-use license as set forth herein), you may not run an archival back-up copy and the original at the same time or have them installed on multiple systems at the same time; if you require multiple copies of Software or computer-coded Deliverables for simultaneous installation, running, or redundancy on multiple systems, then you will need to enter into an Order with Vendor which grants you such an additional license, and you will need to pay Vendor any agreed-upon license fees under that Order; irrespective of the foregoing, however, you may order and Vendor then will provide you with a single test-and-development-use-only license at no additional charge for Software and computer-coded Deliverables where you have ordered and agreed to pay Vendor for a production-use license for that same Software or computer-coded Deliverable (i.e., you will obtain and be granted a test-and-development license for Software for which you have a paid-up production-use license by you and Vendor entering into a “zero-dollar” Order for that test-and-development license).

8.3 Except to the extent that Vendor provides you with source code or that an Order expressly provides that you are entitled to receive or have access to source code, your licenses are only for the object code form of Software and computer-coded Deliverables. You may not take any steps to derive a source code equivalent of Software or computer-coded Deliverables (e.g., reverse assembly or reverse compilation). You will retain any copyright notices and proprietary legends on all copies of Software and Deliverables.

8.4 Third Party Software/Deliverables are subject to the license terms and limitations, if any, regarding them provided by the supplier/source, where Vendor provides you such third party supplier’s/source’s license terms and limitations for such Third Party Software/Deliverables prior to Vendor accepting the applicable Order from you for such Third Party Software/Deliverable, and, in which case, Vendor assigns, on a-pass-through basis, the supplier’s/source’s license terms,

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warranties and limitations to you, and those shall be deemed to be Order-Specific Terms which apply to such Third Party Software/Deliverables. Otherwise (e.g., for third party supplied/sourced Software which is embedded in Vendor’s Software and/or where Vendor does not provide you with the third party supplier’s/source’s license terms and limitations prior to Vendor accepting the applicable Order from you), such Third Party Software/Deliverables will be subject to the license terms and limitations set forth in this Agreement. Irrespective of the foregoing, however, Vendor represents and warrants that in all events Vendor has the right to distribute such Third Party Software/Deliverables to you and to license you to possess and use, to the full extent of the license terms set forth in this Agreement or in the applicable Order, the Third Party Software/Deliverables for Internal Use, and, if applicable, in connection with Vendor’s other Products in which the Third Party Software/Deliverable is embedded, ordered with, distributed with and/or intended to be used with/on at the time of Order.

8.5 License terms for Software and Deliverables also apply to any fixes, patches, derivatives, updates and upgrades for them to which you are entitled under an Order or which Vendor otherwise provides to you.

8.6 Except for the express license grants set forth in this Agreement and an Order, Vendor and its suppliers retain ownership of and all rights to Software and Deliverables, including methodologies, processes and templates used by Vendor and/or its suppliers to create or modify them or which are incorporated into or embodied in them. Any modifications to Software or Deliverables by or for you do not create any ownership or other intellectual property rights in or to the underlying Software or Deliverables by you or any third party. You may not disclose, distribute, license, or transfer any Software or Deliverables to any third party or modify Software or computer-coded Deliverables, except as expressly set forth in this Agreement or in the Order.

9. Product Warranties.

9.1 Vendor warrants that:

9.1.1 Each Product will materially conform to its published specifications, to any documentation for it which is provided to you by Vendor, and to any other mutually agreed upon requirements set forth in the Order for it;

9.1.2 Equipment, Supplies and Software media will be free from defects in material and workmanship, and any refurbished or used Parts will function equivalently to new;

9.1.3 Services and Deliverables will materially conform to the mutually agreed upon requirements set forth in the applicable SOW or Order;

9.1.4 Services will be performed in a professional manner consistent with industry standards by trained and experienced personnel; and

9.1.5 Vendor has the right and authority to provide you with Other Equipment and Third Party Software/Deliverables; Vendor has the right and authority to, and upon an applicable Order being entered into by the parties does, assign to you, on a pass-through basis, the terms, warranties, indemnities and limitations of the third party suppliers/sources where Vendor has provided you with the third party supplier’s/source’s terms, warranties, indemnities and limitations for such Third Party Software/Deliverables prior to Vendor accepting your Order for such Third Party Software/Deliverables, in which case the supplier’s/source’s terms, warranties, indemnities and limitations shall be deemed to be Order-Specific Terms which apply to such Other Products and such Third Party Software/Deliverables; otherwise (e.g., for third party supplied/sourced Software embedded in Vendor’s Software and/or where Vendor does not provide you with the third party supplier’s/source’s terms warranties, indemnities and limitations prior to Vendor accepting the applicable Order from you), such Third Party Software/Deliverables will be subject to the license terms and limitations set forth in this Agreement; in all events, however, Vendor has the right to distribute Third Party Software/Deliverables to you and to license you to possess and use, to the full extent of the license terms set forth in this Agreement or in the applicable Order, the Third Party Software/Deliverables for Internal Use in connection with Vendor’s other Products in which the Third Party Software/Deliverable is embedded, ordered with, distributed with and/or intended to be used with/on at the time of the Order.

9.1.6 Vendor will ensure that all units delivered under this Agreement or an Order will meet the regulatory requirements of the country to which it is destined, including but not limited to RoHS where applicable.

9.2 A Product’s warranties commence upon its Delivery and run, for the periods specified below, as measured from the later of its (i) Delivery or (ii) Acceptance Procedures Achievement (if the Product is subject to Acceptance Procedures under its applicable Order or SOW). The warranty period shall be 1 year for Teradata-Branded Equipment, 90 days for Other Equipment, and 90 days for Software, Services, Deliverables and Supplies. Vendor also may make upgraded Product warranties available to you on terms, including additional warranty upgrade charges, as set forth in an Order.

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9.3 If a Product does not conform to its warranties and you notify Vendor of the nonconformity in writing during the warranty period, Vendor will, at no additional charge to you, correct, re-perform, repair, or replace the nonconforming Product to make it conform.

9.3.1 If Vendor fails to conform an Equipment, Software, or Deliverable Product to its warranties within a reasonable time after receiving your notice: you may retain it as is; or, you may return it to Vendor within 30 days after the notice is delivered to Vendor, and, within 30 days after the Product is returned to Vendor, Vendor will refund the amount paid to Vendor for it.

9.3.2 If Vendor fails to conform a Services Product to its warranties within a reasonable time after receiving your notice and you give Vendor written notice of your request for a refund within 30 days thereafter, then, within 30 days after receipt of your request, Vendor will refund the amount paid to Vendor for it. A warranty refund for a nonconforming Annuity Services Product will not exceed the advance payment made to Vendor for it for the then-current periodic (e.g., annual) billing period.

9.4 THE SOLE AND EXCLUSIVE WARRANTIES AND WARRANTY REMEDIES ARE AS SET FORTH IN THIS AGREEMENT AND IN ORDERS. THERE ARE NO WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. THERE ARE NO OTHER WARRANTIES OR WARRANTY REMEDIES, ORAL OR WRITTEN, EXPRESS OR IMPLIED. Vendor does not warrant that a Product will yield any particular business or financial results, that data, reports or analysis will be totally accurate, that a Product will be free from all bugs and errors, or that a Product will operate without interruption. Vendor’s warranty obligations set forth in this Section 9 will apply to Products irrespective of whether or not the Products are subject to Acceptance Procedures, irrespective of whether or not Acceptance Procedures Achievement has occurred for such Products, and irrespective of whether or not you have accepted such Products in any other fashion (i.e., Product acceptance does not waive or alter Vendor’s warranty obligations to you).

10. Exclusions. Except to the extent otherwise expressly set forth in an Order, Vendor will not be responsible for, and Vendor’s warranties and Annuity Services coverage do not include:

10.1 providing or maintaining your operating environment in conformity with published Product specifications, interface requirements or documentation;

10.2 operating, implementing, tuning, field-testing or backing-up Products or systems;

10.3 data used in connection with or processed or produced by a Product, including: data security for your systems (except that Vendor will comply with your written security procedures, policies and requirements which you provide to Vendor in advance and which are consistent with the Order and the published specifications and documentation for the Product); determining whether any privacy laws, regulations or other legal duties or restrictions apply to your possession, processing, use, disclosure or distribution of data; or, loss, corruption not caused by the Products, or unavailability of data;

10.4 negligence, abuse, misuse, improper handling, improper storage or modifications by anyone other than Vendor or its employees, affiliates or contractors, or for any claims, losses or damages resulting from such; damage not caused by Vendor or its employees, affiliates or contractors: (a) to Products after risk of loss for them has passed from Vendor; or (b) to any property, including due to fire, water, acts of God, terrorism, catastrophic events, or acts or omission of others; and

10.5 except for RoHS or other similar regulatory requirements to the extent applicable and to the extent that such obligations cannot enforceably be allocated to a buyer by a seller through contractual provisions, obtaining necessary and applicable governmental permits and consents or complying with any applicable governmental mandates, or paying any applicable associated fees, taxes or other costs, regarding your use of data, regarding your export of Products or data to locations outside of the United States or, to the extent permitted by law, regarding disposal of Equipment you obtain from Vendor or of the items replaced by Equipment you obtain from Vendor.

11. Infringement Claims.

11.1 Vendor (or its third party suppliers/sources to the extent set forth in their applicable contracts with Vendor or their indemnity terms applicable to you with respect to Other Equipment and Third Party Software/Deliverables) will, at its expense, defend, indemnify and hold you harmless from any claim or suit brought against you alleging that a Product or Diagnostic Tool (defined below) infringes a patent, copyright or trade secret, and will pay all costs and damages finally awarded as a result thereof, if you promptly notify Vendor of the claim and give Vendor (and its third party supplier/sources, if applicable) reasonably requested information and cooperation and sole authority to defend and settle the claim.

11.2 In handling the claim, Vendor (or its third party suppliers/sources, if applicable) may obtain, at no additional charge to you, the right for you to continue using the Product or Diagnostic Tool at issue, or replace or modify it so that it becomes non-infringing. If Vendor (or its third party suppliers/sources, if applicable) is unable to reasonably secure those

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remedies, and if you must discontinue use of an infringing Product, and in addition to providing the defense and indemnification set forth above, Vendor (or the third party suppliers/sources, if applicable) will refund, on a five-year straight-line depreciation basis, the price paid to Vendor for the infringing Product.

11.3 Vendor’s and its third party suppliers’/sources’ indemnification does not apply, and you correspondingly will defend them, indemnify them and hold them harmless, to the extent that alleged infringement by you is caused by: use of a Product in connection with goods or services not furnished by Vendor or its suppliers, sources or contractors; Vendor's or its suppliers’, sources’ or contractors’ compliance with your own designs, specifications or instructions; or, modifications by anyone other than Vendor or its employees, suppliers, sources or contractors.

11.4 EACH PARTY’S OBLIGATIONS AND LIABILITIES FOR THIRD PARTY INTELLECTUAL PROPERTY INFRINGEMENT CLAIMS RELATED TO PRODUCTS, AND EACH PARTY’S RIGHTS AND REMEDIES AGAINST THE OTHER AND ITS AFFILIATES, EMPLOYEES, SUPPLIERS, SOURCES AND CONTRACTORS FOR SUCH CLAIMS, ARE AS SOLELY AND EXCLUSIVELY AS SET FORTH IN THIS SECTION OF THIS AGREEMENT.

12. Mutual Liability Limitations.

12.1 NEITHER PARTY (OR ITS AFFILIATES, EMPLOYEES, SUPPLIERS, SOURCES OR CONTRACTORS, WHEN ACTING IN SUCH CAPACITY WITH RESPECT TO THIS AGREEMENT OR WITH RESPECT TO PRODUCTS COVERED BY THIS AGREEMENT) WILL BE LIABLE TO THE OTHER (OR ITS AFFILIATES, EMPLOYEES, SUPPLIERS, SOURCES OR CONTRACTORS, WHEN ACTING IN SUCH CAPACITY WITH RESPECT TO THIS AGREEMENT OR PRODUCTS COVERED BY THIS AGREEMENT) FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL OR PUNITIVE DAMAGES, FOR LOSS OF PROFITS OR REVENUE (OTHER THAN THE PROFITS AND REVENUE INCLUDED IN THE PRODUCT PRICE FOR AN ACTION BY VENDOR TO RECOVER PAYMENT OF A PRICE OWED) OR LOSS OF TIME, OPPORTUNITY OR DATA, WHETHER IN AN ACTION IN CONTRACT, TORT, PRODUCT LIABILITY, STRICT LIABILITY, STATUTE, LAW, EQUITY OR OTHERWISE. NEITHER PARTY (OR ITS AFFILIATES, EMPLOYEES, SUPPLIERS, SOURCES OR CONTRACTORS, WHEN ACTING IN SUCH CAPACITY WITH RESPECT TO THIS AGREEMENT OR WITH RESPECT TO PRODUCTS COVERED BY THIS AGREEMENT) WILL BE CUMULATIVELY LIABLE TO THE OTHER (OR ITS AFFILIATES, EMPLOYEES, SUPPLIERS, SOURCES OR CONTRACTORS, WHEN ACTING IN SUCH CAPACITY WITH RESPECT TO THIS AGREEMENT OR WITH RESPECT TO PRODUCTS COVERED BY THIS AGREEMENT) FOR ANY AMOUNT GREATER THAN THE PURCHASE PRICE, FEES AND CHARGES SET FORTH IN THE PRODUCT ORDER(S) AT ISSUE.

12.2 Notwithstanding the above provision of this section, a party’s liability for:

12.2.1 personal injury, including death, will be unlimited to the extent caused by its negligence or willful misconduct;

12.2.2 physical damage to tangible real or personal property will be the amount of direct damages, to the extent caused by its negligence or willful misconduct, up to one million dollars per occurrence;

12.2.3 an express obligation under this Agreement to indemnify, defend and hold the other harmless from third party intellectual property infringement claims is not limited by this Section; and

12.2.4 violating intellectual property rights or intentionally breaching the confidentiality provisions of this Agreement is not limited by this Section.

12.3 EACH CLAUSE OF THIS SECTION IS SEPARATE FROM EACH OTHER CLAUSE OF THIS SECTION AND FROM THE REMEDY LIMITATIONS AND EXCLUSIONS ELSEWHERE IN THIS AGREEMENT, AND WILL APPLY NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF A REMEDY OR ANY TERMINATION OF THIS AGREEMENT.

13. Invoices & Payments.

13.1 Shipped Products will be invoiced upon their shipment.

13.2 Customer will provide a purchase order within 15 days of receipt of a renewal quote from vendor. While Annuity Services will be ordered on an annual basis (unless the applicable Order specifies some other period), Annuity Services will (unless the applicable Order specifies otherwise) be invoiced on a quarterly basis commencing near the beginning of the initial coverage period under the Order at the prices set forth in the Order, with the annual fees for Annuity Services invoiced and payable by you in four equal quarterly installments at the beginning of each quarter of the annual coverage period. Thereafter, you may, at your sole option and election, to be expressed to Vendor in writing (such as through an Order) prior to the end of the then-current Annuity Services coverage period or by you paying the first quarterly installment of the Vendor’s invoice for renewal for the next Annuity Services coverage year, on a consecutive annual basis, renew such Annuity Services with Vendor at the then-current year’s prices for the same such Annuity Services coverage. Notwithstanding the foregoing, however, unless you have entered into an Order with Vendor which establishes Annuity

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Services prices for longer than a one-year period, Vendor may, by giving you written notice at least 90 days prior to the end of the then-current Annuity Services coverage year, increase its prices for such Annuity Services by not more than the lesser of five percent (5%) or the Consumer Price Index as reported in on the first business day in October of the previous calendar year for the year subsequent to the initial coverage year and for each renewal year thereafter since the prior price increase, if any. If you wish to renew Annuity Services at Vendor-quoted renewal rates, you will provide Vendor with a purchase order for such renewal within 15 days after your receipt of the renewal quote from Vendor.

13.3 Products ordered through a Vendor web site or otherwise to be paid for by a credit/debit card/account at the time of transaction will be invoiced or billed when Vendor is provided with the applicable web or credit/debit card/account billing authorization.

13.4 All other Products will be invoiced upon their Delivery.

13.5 Vendor will, upon your written request, issue electronic invoices and accept electronic or wire transfer invoice payments, provided that: you provide Vendor with reasonable instructions, account information, passwords, and other information reasonably necessary for Vendor to do so; you comply with Vendor’s reasonable instructions to accommodate such; and, Vendor does not incur any charges from you, your bank or your other representatives (e.g., your procurement services providers) to do so.

13.6 Vendor will include your corresponding purchase order number on an invoice if you provide it to Vendor before the invoicing date.

13.7 The invoice payment terms are Net 45 Days (i.e., invoices are payable upon their issuance; you will pay invoices within 45 days after their issuance, except that, unless the applicable Order-Specific Terms provide otherwise, you shall have no duty to pay an invoice amounts for Products which are subject to Acceptance Procedures within that time frame unless, and then until, Acceptance Procedures Achievement has occurred for the Product (the “Invoice Payment Due Date”).

13.8 Unless the Order expressly provides otherwise, Product prices do not include, and you will be invoiced for, freight, installation, and distribution charges, as well as any applicable sales, use, and like taxes (but for not taxes on Vendor’s or its suppliers’, sources’ or contractors’ net income, nor for import/export duties on any Products). If Vendor agrees in writing to store Products for you at your written request, then Vendor also will invoice you for, and you will pay, Vendor’s then-current applicable storage charges for such or other storage charges as mutually agreed upon in writing by the parties.

13.9 Vendor may make its acceptance of Orders, and its consent to your assignment of Orders to your affiliates or your leasing, procurement, or outsource providers conditioned upon acceptable credit, payment, confidentiality and security arrangements.

13.10 Vendor retains a purchase money security interest in ordered Products and may record a financing statement to perfect its security interest in them. The security interest will be fully satisfied and dissolved when Vendor receives payment of the purchase price for the Products, and, if Vendor records a financing statement to perfect its security interest in Products, then it also shall record a corresponding release of its security interest within 30 days after it has been paid in full for them.

13.11 If you default on your Product payment obligations which are not disputed in good faith and in writing before the payment is first due, and if you fail to cure such default within 15 days after you receive written notice of default, then Vendor may repossess the Products for which you are in default, terminate licenses to Software and Deliverables for which you are in default, suspend performing not-yet-fully-paid-for Services, and suspend delivery of not-yet-fully-paid-for Products.

13.12 On the occurrence of either party’s insolvency, all unfulfilled Orders will automatically terminate except to the extent, if any, that the other party elects to have such Orders continue or except to the extent limited or prohibited by applicable law.

13.13 Any price or rate changes by Vendor will not affect Orders placed by you with Vendor prior to the effective date of the change.

14. Assignments; Transfers.

14.1 You may, after providing Vendor with written notice, assign or transfer some or all of your rights or duties under an Order to your affiliates, lenders, lessors, outsourcers or other contractors which have agreed in writing to be bound by the terms of the Order, including its license restrictions and confidentiality terms, and provided that any transferred Software and Deliverables are used only for your and/or your affiliates’ Internal Use.

14.2 You may, after providing Vendor with written notice, transfer Software installed on Equipment to a third party along with transfer of that Equipment, but only if the third party first agrees in writing with Vendor to the terms of the Order, including its license restrictions and confidentiality terms, and only if it first pays Vendor re-license fees if the Software is to be used for any purpose other than your or your affiliates’ Internal Use.

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14.3 Vendor may use contractors, resellers, suppliers and other sources to fulfill its Product and/or Order obligations, but in such event Vendor will assure that they are bound to the same confidentiality obligations as Vendor with respect to your Confidential Information, Vendor will be solely responsible for them to the same extent as Vendor would be if it had provided the Products at issue directly to you, and they will have no greater rights against you or owe greater obligations to you than would Vendor if Vendor had provided the Products at issue directly to you subject to the terms of the applicable Order.

15. Diagnostic Tools. In providing Products, Vendor may include certain computer programs, data, documentation, tools and other materials which Vendor uses solely to assist it in providing Services (“Diagnostic Tools”). Diagnostic Tools are the confidential intellectual property of Vendor, and, unless specifically identified as an itemized and licensed Product under an Order, they are not and shall not be deemed to be Products under this Agreement or to be licensed or transferred to you. Except as may be required for licensed test-and-development-use-only environment and/or archival purposes only, Diagnostic Tools may not be copied, transferred, disclosed, or used by anyone other than Vendor without Vendor's advance written consent. Vendor may install, update, change, and/or remove Diagnostic Tools at its discretion. Vendor warrants that Diagnostic Tools will not cause Equipment or Software Products to fail to conform to their warranties or specifications. If Diagnostic Tools do not conform to their warranties, then Vendor will either change them so that they do conform or will remove them. In all other respects, Diagnostic Tools are “as is.” The provisions in this Section, together with applicable provisions in the intellectual property infringement indemnification and confidentiality sections of this Agreement and/or of Orders, set forth Vendor’s exclusive obligations and your exclusive rights and remedies with respect to Diagnostic Tools.

16. Replacement & Returned Products & Parts.

16.1 Replacement Products and Parts, which are provided to you by Vendor under warranty, as part of Annuity Services coverage or otherwise, are subject to the same Delivery, warranty, title, risk of loss and license provisions which applied to the Products and Parts being replaced (e.g., commencement of warranties and licenses, transfer of risk of loss, and passage of title for Equipment and Supplies for the replacement Products and Parts occur upon their receipt by you). Title, risk of loss and license rights with respect to the replaced Products and Parts pass back to Vendor upon Delivery of the replacement Products/Parts.

16.2 Title to Equipment and Supplies returned to Vendor for a refund as a warranty remedy or indemnification remedy passes to Vendor when Vendor issues the refund for them. Title to trade-in equipment passes to Vendor upon Delivery of the Product(s) against which the traded-in equipment is to be applied. Risk of loss for Products returned to Vendor under warranty or indemnity remedies and for traded-in items passes to Vendor, and any Vendor Annuity Services coverage for them with Vendor automatically terminates, when Vendor takes possession of them. Licenses to Software and Deliverables returned to Vendor as a warranty remedy or indemnity remedy terminate when Vendor takes possession of them or you certify in writing to Vendor that they and all copies of them have been irretrievably destroyed.

17. Confidentiality.

17.1 “Confidential Information” is proprietary information disclosed by one party to the other related to the disclosing party, this Agreement, Products, or an Order, including without limitation technologies, methodologies, business plans, business records, requests for proposals (“RFPs”), requests for information (“RFIs”), responses to RFPs and/or RFIs, bids, pricing and discussions regarding potential future business between the parties. Your data values stored in or processed by computers, personal individually identifiable information, customer records/lists, financial/account records, employee records, medical/health records, business plans, pricing, software in human-readable form (e.g., source code), logical data models, Diagnostic Tools, and any other information that, by its nature or on its face, reasonably should be understood by the receiving party to be confidential will be considered Confidential Information whether or not it is marked as such. Otherwise, Confidential Information disclosed in documents or other tangible form must be marked as confidential at the time of disclosure, and Confidential Information in oral or other intangible form must be identified as confidential at the time of disclosure, and summarized in tangible form marked as confidential and delivered to the recipient within 10 days after disclosure.

17.2 Confidential Information does not include information that is or becomes available without restriction to the recipient or another through no wrongful act.

17.3 Each party will use reasonable efforts to prevent the disclosure of the other’s Confidential Information to third parties and its employees who do not have a need to know it, but may disclose it for confidentiality-protected financial, legal, compliance and/or tax reviews, advice, disclosures and audits, or to the extent compelled by process of law, provided that the original disclosing party is given advance written notice of such unless such notice is prohibited by law.

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17.4 Except as expressly set forth in a writing mutually entered into by the parties, all Confidential Information remains the disclosing party’s property. Upon the disclosing party’s request, all Confidential Information (other than materials that have been licensed to the recipient and with respect to which the recipient is in full compliance with its obligations under this Agreement and the applicable Order) will be destroyed or returned to the disclosing party, less a single archival copy which may be used only for purposes of business discussions with the other party and/or addressing compliance issues or disputes related to that Confidential Information.

17.5 Confidentiality obligations under this Agreement with respect to your data values stored in or processed by computers, personal individually identifiable information, customer records/lists, financial/account records, employee records, medical/health records, business plans, software in human-readable form (e.g., source code), logical data models, and Diagnostic Tools will continue indefinitely. Otherwise, confidentiality obligations under this Agreement will end 3 years after the date of disclosure.

17.6 With prior written approval, either party may disclose that Vendor is your vendor and that you are a Vendor customer and the general type of Products you have acquired from Vendor. Except as otherwise set forth above or as required by law, the parties will keep all other Order-Specific Terms, including pricing details, confidential.

17.7 Either party may disclose Confidential Information to its affiliates subject to the confidentiality terms of this Agreement, and to its contractors which are not direct competitors to the other party, which have a need to know the Confidential Information related to performance under this Agreement, and which agree in writing to confidentiality obligations consistent with this Agreement. You may also disclose Vendor Confidential Information to your consultants solely to support your Internal Use of Products, provided that the consultants are not direct competitors to Vendor with respect to the Products at issue and they agree in writing to be bound by the terms of this Agreement and applicable Orders, including their intellectual property and confidentiality provisions. Each party will be deemed an intended third party beneficiary of any such agreement and shall have the right to enforce it directly.

18. Insurance & Employees.

18.1 Each party will, at its own expense, maintain not less than: statutory minimum workers’ compensation coverage regarding its employees; statutory minimum automobile insurance coverage regarding its vehicles used in relation to this Agreement or an Order; and, one million dollars per occurrence in General Liability insurance coverage.

18.2 The parties are independent contractors to one another. Employees of one will not be deemed to be or act as employees or other representatives of the other. A party will not, with respect to the other’s employees or contractors, be responsible for: compensating them; providing insurance or benefits for them; making unemployment, Social Security or Medicare contributions for them; or, withholding income taxes or other taxes or withholdings against earnings regarding them.

19. Notices. All notices made under this Agreement or Orders will be in writing and deemed provided on first receipt. Vendor will send notices to you at General Counsel/Notices, WHQ-1, NCR Corporation, 1700 South Patterson Blvd., Dayton, OH 45479; fax: (937) 445-7214; email: law.notices@ncr.com and to the NCR Contract Manager at fh129302@ncr.com, and you will send notices to Vendor at its local address through which it handles your account (e.g., to Vendor’s account executive assigned to call on you) or any other address designated in writing by Vendor, with an additional copy to: General Counsel/Notices at the then-current United States headquarters address for Teradata Corporation designated by Vendor or as set forth in Vendor’s incorporation and/or Securities and Exchange Commission filings. Either party may change or supplement its notice address(es) and other contact information by delivering written notice of such to the other.

20. Governing Law; Disputes. Article VIII and Section 11.2 of the Separation and Distribution Agreement by and between you and Vendor dated as of                     , 2007 (the “Separation Agreement”) relating to dispute resolution and governing law is hereby incorporated herein by reference, and unless otherwise expressly specified herein, the provisions of Article VIII and Section 11.2 of the Separation Agreement shall apply as if fully set forth herein.

21. Force Majeure. Neither party will be liable for failing to fulfill its obligations to the extent that such failure is due to acts of God or government, civil commotion, military authority, war, riots, terrorism, strikes, fire, or other causes beyond its reasonable control; but, in all such events, the party which owes the obligation at issue shall act to reasonably mitigate the impact of the event on impairing its ability to meet its obligation, give the other party written notice of the event, of the expected duration of the delay and of the steps being taken by it to mitigate the impact of the event on its ability to meet its obligation, and promptly fulfill its obligation after the impairment caused by the event has been sufficiently mitigated to allow performance of the obligation.

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22. Integration, Severability, Survival & Waiver. The provisions of this Agreement, together with non-conflicting Order-Specific Terms for any given Order, constitute the complete, integrated agreement and understanding of the parties with respect to their subject matters; there are no, and shall be no, other terms, express or implied, oral or written, or arising through course of conduct, which are or will be construed to be a part of the contract of the parties with respect to such subject matters, except to the extent that the parties otherwise hereafter expressly agree and set forth in a mutually-entered into writing. If any provision of this Agreement or of an Order is held to be illegal, invalid or unenforceable, it will be enforced to the maximum extent permissible so as to affect the intent of the parties, and the remaining provisions will remain in full force and effect. Terms of this Agreement and of Orders which are intended by the parties to survive termination, including but not limited to Sections 7, 8, 9, 10, 11, 12, 13, 14, 15, 16, 17 and 20 of this Agreement, will survive termination. Failure to enforce any provision of this Agreement or of an Order shall not constitute a waiver of future enforcement of that or any other provision.

23. Attachments. The following are attachments to this Agreement, which are incorporated into this Agreement by reference and entered into by the parties with their entering into of this Agreement:

Attachment A – Legacy Products Listing

Attachment B – ESS Addendum

Attachment C – Pricing

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